Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS THIRD QUARTER 2011 RESULTS
HOUSTON, TX — June 9, 2011 — KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for its fiscal third quarter ended April 30, 2011.
Overview of 2011 Fiscal Third Quarter
For the third quarter, net sales increased 26% to $65.1 million from $51.6 million in the third quarter of 2010, driven primarily by the inclusion of the Electronic Chemicals business acquired in March 2010 and, to a lesser extent, higher sales of Creosote in the Wood Treating Chemicals business. Operating income in the fiscal 2011 third quarter declined to $4.6 million from $5.8 million in the third quarter of last year. KMG recorded net income of $2.6 million, or $0.23 per diluted share, for the third quarter of fiscal 2011, compared to net income of $3.3 million, or $0.29 per diluted share, in the third quarter of last year.
For the first nine months of fiscal 2011, net sales were $192.1 million, operating income was $14.9 million, and net income was $8.5 million or $0.74 per diluted share. This compared to net sales of $146.2 million, operating income of $20.7 million, and net income of $11.9 million or $1.05 per diluted share, for the first nine months of fiscal 2010.
Business Unit Overview and Trends
Net Sales & Operating Income by Business ($ in millions; includes effects of rounding)

	Three Months Ended		Three Months Ended
	April 31, 2011		April 30, 2010
		Operating		Operating
	Net Sales / % of Total	Income	Net Sales / % of Total	Income
Electronic Chemicals	$38.5 / 59%	$1.6	$29.6 / 57%	$2.2
Wood Treating Chemicals	$23.4 / 36%	$3.2	$18.8 / 37%	$4.1
Animal Health	$3.2 / 5%	$0.312	$3.2 / 6%	$0.228
Total	$65.1		$51.6
Allocation of Corporate Overhead
During the first quarter of fiscal year 2011, the Company changed the method it uses to allocate corporate overhead costs to its reportable segments. The result is that all corporate overhead is now allocated except for employee stock-based compensation expenses, those amounts associated with the Company’s operation as a public entity and certain miscellaneous expenses. The allocated costs are based on segment net sales. Prior year segment operating income amounts have been revised to reflect the current method.

Electronic Chemicals
Neal Butler, President and CEO of KMG, commented, “The 30% increase in net sales in our Electronic Chemicals segment for the fiscal 2011 third quarter reflected a full three months of sales from the business acquired in March 2010 as compared to only one month of sales from that business in the same period last year, increased demand for Electronic Chemicals driven by a recovery in the semiconductor market, and partial benefit from a global price increase that transitioned into place during the quarter.
“The consolidation of our U.S. Electronic Chemicals manufacturing into our Hollister, CA and Pueblo, CO plants continues to progress well. The price increases implemented during the third quarter will benefit the entire fiscal 2011 fourth quarter, while the price increases announced earlier this week should begin to have an impact in July. As previously reported, we were awarded significant additional business from a large customer expanding operations in the U.S., the impact of which we expect to realize in the first quarter of fiscal 2012. Additionally, we have recently been awarded significant new business from a large customer building a new fabrication plant in the U.S. that we expect will begin operations early in calendar 2012. The combined annual sales that these two new pieces of business will generate have not been definitively determined, but we expect it will initially exceed $6 million per year, with the potential to ramp up in future years.”
Mr. Butler continued, “Income from operations for this segment in the third fiscal quarter was $1.6 million compared to $2.2 million in the same period last year; for the nine month periods, income from operations was $5.9 million and $5.6 million in 2011 and 2010, respectively. Throughout this fiscal year, we experienced raw material price pressures in this segment which we addressed in the third and fourth fiscal quarters by implementing price increases. As was the case in the second quarter of fiscal 2011, we incurred costs for both the expanded operations at our Pueblo and Hollister facilities and the contract manufacturing locations operated by Air Products and General Chemical as production was transitioned out of those sites. These additional costs are continuing to wind down, and we expect to realize the benefit of this decline in the first quarter of fiscal 2012.
“Our distribution expense in this segment increased by $2.5 million compared to last year’s third quarter primarily due to increased sales volume associated with the acquisition. Distribution expense as a percentage of revenue increased to 16.7% in the third quarter, up from 13.2% in the third quarter of fiscal 2010 due to higher diesel prices and the aforementioned impact of the integration effort, as well as a tightening market for common carrier services.
“Our Electronic Chemicals segment is a very logistics-intensive operation. While maintaining the high level of service our customers require, we are continuing to optimize our shipping lanes to better align them with our manufacturing consolidation effort and our new production locations. Our success in this regard is reflected by the reduction of distribution expenses to our targeted levels in the fiscal third quarter from 17.4% of sales in the fiscal 2011 second quarter. We anticipate further progress at reducing these costs in the coming quarters.”

Wood Treating Chemicals
Commenting on the Company’s Wood Treating Chemicals business, Mr. Butler continued, “Creosote sales in the fiscal 2011 third quarter rose 37% to $17.8 million from $13.0 million in the same period last year, and were up 19% to $56.0 million for the first nine months of the fiscal year, primarily due to an increase in sales volume, partially offset by lower prices due to shift in product mix and renegotiated contract pricing.
“Income from operations in the Creosote segment was $1.5 million for the current quarter compared to $2.5 million in the third quarter of fiscal 2010. In addition to lower average pricing, we experienced slower than expected production rates by our customers given the overall demand for treated rail ties, as well as margin pressure brought on by higher average costs for purchased material.
“For the remainder of fiscal 2011, we anticipate that material costs will increase, and we intend to reflect that increase in our pricing. Additionally, we anticipate higher demand from our customers as rail tie production rates increase to meet purchase rates. Industry reports issued by the Railway Tie Association forecast rail tie purchases to trend up through 2013. Increasing demand and declining inventory ratios would indicate a long-term increase in rail tie production and a growing need for Creosote. While monthly or quarterly demand is difficult to predict, we believe the long-term trend will be favorable for our Creosote business.”
Mr. Butler went on to say, “Penta sales were relatively flat with last year’s third fiscal quarter at $5.6 million compared to $5.7 million in the same period of last year. Income from operations from Penta was $1.6 million which was consistent with the same period of last year. For the nine month period of fiscal 2011, net sales of Penta were up 3% to $17.3 million primarily due to incremental improvement in purchases of treated poles by utility customers. We expect Penta sales to continue at these approximate levels in the fourth quarter of fiscal 2011 and for margins to be pressured by the impact of high oil prices on raw material costs.”
In fiscal 2011, Wood Treating contributed $3.2 million to operating profits in the third quarter and $11.4 million in the first nine months, compared to $4.1 million and $18.3 million in the respective periods of fiscal 2010, with the decline due primarily to increased raw material costs and lower average pricing in Creosote.
Animal Health
Mr. Butler continued, “Net sales of animal health products in the third fiscal quarter were essentially flat at $3.2 million compared to the prior year period. Domestic sales were adversely impacted by reduced fly pressure in drought stricken areas of the Western and Southwestern U.S. We are, however, experiencing increased demand in South America as a result of recently granted product registrations. The second half of our fiscal year is seasonally the strongest for this segment and seasonal usage of animal health products is dependent upon varying weather conditions and weather-related pressure from pests.”
Income from operations for this segment was $312,000 and $59,000 for the three and nine months ended April 30, 2011, respectively, compared to $228,000 and a loss of $55,000 in the respective periods of 2010.
Mr. Butler added, “We continue to diversify our customer base by adding registered products in new countries in South America and expect to see increased Animal Health sales in that region in the fourth quarter. We believe we will continue to see improved results for this segment through the balance of fiscal 2011.”

Balance Sheet & Cash Flow Overview
John V. Sobchak, CFO of KMG, commented, “As of April 30, 2011, working capital was $45.7 million, compared to $43.4 million at year end. We funded $5.8 million of capital expenditures, while reducing total debt by $8.1 million during the first nine months of fiscal 2011. Included in our total debt of $51.2 million is $17.9 million borrowed on our $50.0 million revolving credit facility. At the end of the fiscal third quarter, we had shareholders’ equity of $96.5 million, up 14% from $84.8 million at fiscal 2010 year end. Cash flow from operations was $10.0 million for the nine months ended April 30, 2011. Depreciation and amortization for the first nine months of the fiscal year was $5.7 million.”
Outlook
Mr. Butler concluded, “While our third quarter results were below our initial forecasts, we believe that we will finish out the fiscal year with a strong fourth quarter. We expect to see improved performance, most notably in our Electronic Chemicals segment as the price increases recently implemented will relieve some margin pressure caused by the rise in raw materials costs the past couple of quarters. We also look forward to an increase in Electronic Chemical revenues over the next few quarters as new business comes on stream from customer expansion initiatives. We are pleased to be progressing well in our integration efforts and recently completed our intended production moves out of the Baypoint facility, consolidating that production into our Pueblo plant. We are now completing the move of production out of the Dallas facility into our Hollister plant.
“We believe we will start to see a recovery in Creosote as rail tie production rates are projected to increase from the lower levels experienced in the third fiscal quarter. Animal Health should perform well in the fourth quarter as May, June and July are typically strong and new product registrations take effect in South American markets.
“As we’ve stated before, our plans call for adding a fourth platform to our business in addition to acquisition opportunities within our current business segments. We continue to actively pursue and evaluate potential acquisitions, seeking those that would have a material positive impact on our bottom-line, enable us to capture a major position in attractive markets, and meet our strict valuation criteria. We are optimistic about our prospects for continued growth and look forward to reporting on KMG’s continued development.”
Conference Call

Date: Thursday, June 9, 2011
Time: 10:00 am ET
Dial-in: (877) 709-8150 (Domestic), (201) 689-8354 (International)
Webcast: www.kmgchemicals.com — Conference Calls and Events (live & replay)
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Devin Sullivan
212-836-9608
DSullivan@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except for per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2011	2010	2011	2010

NET SALES	$65,074	$51,614	$192,114	$146,162

COST OF SALES	47,320	35,658	138,726	95,103

Gross Profit	17,754	15,956	53,388	51,059

DISTRIBUTION EXPENSES	7,599	4,762	21,322	14,139
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,572	5,362	17,117	16,214

Operating income	4,583	5,832	14,949	20,706

OTHER INCOME (EXPENSE):
Interest income	—	3	1	5
Interest expense	(571)	(542)	(1,765)	(1,634)
Other, net	50	(69)	(140)	(168)

Total other expense, net	(521)	(608)	(1,904)	(1,797)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,062	5,224	13,045	18,909

Provision for income taxes	(1,411)	(1,882)	(4,418)	(6,984)

INCOME FROM CONTINUING OPERATIONS	2,651	3,342	8,627	11,925

DISCONTINUED OPERATIONS:
Loss from discontinued operations, before income taxes	(57)	—	(104)	—
Income tax benefit	13	—	24	—

Loss from discontinued operations	(44)	—	(80)	—

NET INCOME	$2,607	$3,342	$8,547	$11,925

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.23	$0.30	$0.76	$1.07
Loss from discontinued operations	—	—	(0.01)	—

Net income	$0.23	$0.30	$0.75	$1.07

Diluted
Income from continuing operations	$0.23	$0.29	$0.75	$1.05
Loss from discontinued operations	—	—	(0.01)	—

Net income	$0.23	$0.29	$0.74	$1.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,313	11,198	11,306	11,168
Diluted	11,499	11,436	11,484	11,410

SUPPLEMENTAL DATA:
Depreciation and amortization expense	1,842	1,625	5,688	4,442

KMG Chemicals, Inc.
Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	April 30,	July 31,
	2011	2010

Cash and cash equivalents	$927	$4,728

Net working capital	45,665	43,388

Total assets	180,733	176,021

Long-term debt	51,240	59,333

Shareholders’ Equity	96,471	84,778